Exhibit 99.2

Limelight Networks® Board of Directors Authorizes $15 Million Stock Repurchase Program

TEMPE, Ariz.--(BUSINESS WIRE)--February 13, 2014--Limelight Networks, Inc. (NASDAQ:LLNW), a global leader in digital content delivery, today announced that its board of directors has authorized a $15 million stock repurchase program.

"This authorization reflects the Board of Directors’ confidence in Limelight’s future prospects," said Pete Perrone, Chief Financial Officer. "Limelight’s strong balance sheet allows us to drive shareholder return while we retain enough capacity to invest in our business."

The Board of Directors previously authorized the repurchase of a total of $50 million in common stock under three separate repurchase plans, the first of which was authorized in September 2011, and the last in October 2012. The last stock repurchase program concluded in the first quarter of 2013 with repurchases of $5.5 million.

Under the current authorization, the stock may be repurchased periodically in the open market or through privately negotiated transactions, in accordance with applicable securities rules regarding issuer repurchases.

Safe-Harbor Statement

This press release contains forward-looking statements concerning, among other things, the outlook for the Company's revenues, net loss and stock-based compensation expenses, customer growth, market growth, pricing pressures, expansion into additional market segments, product and services improvements, the integration of acquired businesses and litigation and acquisition related expenses. Forward-looking statements represent the current judgment and expectations of Limelight Networks and are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, but not limited to, risks and uncertainties discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission and the final review of the results and amendments and preparation of quarterly or annual financial statements, including consultation with our outside auditors. Accordingly, readers are cautioned not to place undue reliance on any forward-looking statements. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.

About Limelight

Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The Company's award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, and be sure to follow us on Twitter at www.twitter.com/llnw.

Copyright (C) 2014 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

CONTACT:
Limelight Networks
Pete Perrone, 602-850-5000
ir@llnw.com
or
famaPR on behalf of Limelight Networks
Amy Peterson, 617-986-5020
limelight@famapr.com